Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

SAFLINK CORPORATION

Saflink Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. Pursuant to this Certificate of Amendment, the first paragraph of Article IV of the Corporation’s Restated Certificate of Incorporation shall be deleted and replaced in its entirety with the following:

“The total number of shares which the Corporation will have authority to issue is 1,501,000,000 shares, consisting of 1,500,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

2. The foregoing amendment to the Corporation’s Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the General Corporation Law.

3. The foregoing amendment to the Corporation’s Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders in accordance with Sections 228 and 242 of the General Corporation Law.

4. This Certificate of Amendment shall be effective upon filing.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 7th day of February, 2008.

SAFLINK CORPORATION

/s/ Steven M. Oyer
Steven M. Oyer, Chief Executive Officer